EXHIBIT 99.2

Joseph Epstein Food Enterprises, Inc.

Balance Sheet

At October 31, 2017

Assets:
Current Assets:
Cash	$17,627
Prepaid expenses	25,497
Inventory	733,687
Total Current Assets	776,811

Property, plant, and equipment, net	404,591

Deposits	17,036

Total Assets	$1,198,438

Liabilities and Shareholders’ Deficit

Liabilities
Current Liabilities:
Accounts payable and accrued expenses	$2,723,226
Note payable	250,000
Due to related party	1,537,724
Total Current Liabilities	4,510,950

Notes payable - related parties	532,000
Total Long-Term Liabilities	532,000

Total Liabilities	5,042,950

Shareholders’ Deficit
Accumulated Deficit	(3,844,512)
Total Shareholders’ Deficit	(3,844,512)

Total Liabilities and Shareholders’ Deficit	$1,198,438

Joseph Epstein Food Enterprises, Inc.

Statement of Operations

For the Ten Months Ended October 31, 2017

Revenue	$14,609,007
Cost of Sales	14,177,683
431,324

General and Administrative Expenses	547,861

Loss From Operations	(116,537)

Other Expense
Interest Expense	46,321
Total Other Expense	46,321

Net Loss	$(162,858)

Joseph Epstein Food Enterprises, Inc.

Statement of Cash Flows

For the Ten Months Ended October 31, 2017

Cash Flows From Operating Activities
Net Loss	$(162,858)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	70,424
Changes in Operating Assets and Liabilities
Prepaid Expenses	11,202
Inventory	(325,788)
Accounts Payable and Accrued Expenses	1,128,808
Due to related party	(640,628)
Net Cash Provided By Operating Activities	81,160

Cash Flows From Investing Activities
Purchase of property, plant, and equipment	(79,301)
Net Cash Used In Investing Activities	(79,301)

Net Increase in Cash	1,859
Cash - Beginning of Year	15,768
Cash - End of Year	$17,627

Supplementary Cash Flow Information
Cash Paid For Interest	$52,602
Cash Paid For Taxes	$-

Joseph Epstein Food Enterprises, Inc.

Notes to Financial Statements

Note 1 - Nature of Operations and Basis of Presentation

Nature of Operations

Joseph Epstein Food Enterprises, Inc. (the “Company”) is a New Jersey corporation. The Company has a year-end of December 31.

The Company is a manufacturer and distributor of beef meatballs with sauce, turkey meatballs with sauce, beef meat loaf and other similar meats and sauces. The Company’s sole customer is MamaMancini Holdings, Inc., a related party through common ownership, which is located in New Jersey and has customers throughout the United States, with a large concentration in the Northeast and Southeast.

Note 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amount reported in the balance sheets for cash, prepaid expenses and other assets, accounts payable and accrued expenses, due to related party, and notes payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

Cash

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. The Company held no cash equivalents at October 31, 2017.

Inventories

Inventories are stated at average cost using the first-in, first-out (FIFO) valuation method. Inventory was comprised of the following at October 31, 2017:

Raw Materials	$721,187
Work in Process	12,500
$733,687

Joseph Epstein Food Enterprises, Inc.

Notes to Financial Statements

Note 2 - Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment are recorded at cost. Depreciation expense is computed using straight-line methods over the estimated useful lives.

Asset lives for financial statement reporting of depreciation are:

Machinery and equipment	5 - 7 years
Leasehold improvements	Shorter of 10 years or the remaining life of the lease

Revenue Recognition

The Company records revenue for products when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) the product is delivered, (3) the sales price to the customer is fixed or determinable, and (4) collectability of the related customer receivable is reasonably assured. There is no stated right of return for products.

The Company meets these criteria upon shipment.

Income Taxes

The Company and its stockholders have elected to be taxed under the provision of Subchapter S of the Internal Revenue Code. This election effectively eliminates federal income tax expense at the corporate level as the Company’s stockholders are taxed directly on their respective shares of the Company’s profits. The Company also has elected to be treated as an “S Corporation” for New Jersey tax purposes. The stockholders are subject to state income tax on their respective share of profits of the Company. Accordingly, only the reduced state tax provision has been made in the accompanying financial statements.

Subsequent Events

The Company has evaluated subsequent events through the January 22, 2018, the date the financial statements were available to be issued.

Joseph Epstein Food Enterprises, Inc.

Notes to Financial Statements

Note 3 - Property and Equipment

Property and equipment on October 31, 2017 are as follows:

Machinery and Equipment	$581,187
Leasehold Improvements	561,672
1,142,859
Accumulated Depreciation	(738,268)
$404,591

Depreciation expense was $70,424 for the ten months ended October 31, 2017.

Note 4 - Related Party Transactions

Notes Payable – Related Party

The Company receives advances from a principal shareholder which bear interest at 8%. The advances are due on February 1, 2019. At October 31, 2017, there was $400,000 of principal outstanding.

The Company receives advances from an entity 100% owned by the same  principal shareholder, which bear interest at 8%. The advances are due on February 1, 2019. At October 31, 2017 there was $132,000 of principal outstanding.

The Company incurred interest expense on these loans of $35,467 during the ten months ended October 31, 2017 and has approximately $15,000 of accrued interest from these loans at October 31, 2017.

MamaMancini’s Holdings, Inc.

On March 1, 2010, the MamaMancini’s Holdings, Inc., (“MamaMancini”) entered into a five-year agreement with Joseph Epstein Foods (the “Manufacturer”) who is a related party. The Manufacturer is co-owned by the CEO and President of MamaMancini. The Company analyzed the relationship with the Manufacturer to determine if the Manufacturer is a variable interest entity as defined by FASB ASC 810 “Consolidation”. Based on this analysis, the Company has determined that the Manufacturer is a variable interest entity but that MamaMancini is not the primary beneficiary of the variable interest entity and therefore consolidation is not required. In addition, based on the analysis the Company determined that the CEO and President is the primary beneficiary of the variable interest entity and bears the risk of loss. Under the terms of the agreement, the MamaMancini grants to the Manufacturer a revocable license to use the Company’s recipes, formulas, methods and ingredients for the preparation and production of MamaMancini’s products, for manufacturing the MamaMancini’s product and all future improvements, modifications, substitutions and replacements developed by the MamaMancini. The Manufacturer in turn grants MamaMancini the exclusive right to purchase the product. Under the terms of the agreement the Manufacturer agrees to manufacture, package, and store MamaMancini’s products and MamaMancini has the right to purchase products from one or more other manufacturers, distributors or suppliers. In September 2016, the agreement was amended and restated to extend the agreement until August 2, 2021. The amended agreement contains a perpetual automatic renewal clause for a period of one year after the expiration of the initial term. During the renewal period either party may cancel the contract with written notice nine months prior to the termination date. The term of this Agreement shall expire on the later of the expiration date or a date which is three (3) years following a Change of Control. For purposes of the agreement, a Change of Control shall occur when a third party who is not currently a shareholder of the Company acquires control of at least fifty-one percent (51%) of the voting shares of MamaMancini.

Joseph Epstein Food Enterprises, Inc.

Notes to Financial Statements

Note 4 - Related Party Transactions (continued)

MamaMancini’s Holdings, Inc. (continued)

Under the terms of the agreement if MamaMancini specifies any change in packaging or shipping materials which results in the manufacturer incurring increased expense for packaging and shipping materials or in the Manufacturer being unable to utilize obsolete packaging or shipping materials in ordinary packaging or shipping, MamaMancini agrees to pay as additional product cost the additional cost for packaging and shipping materials and to purchase at cost such obsolete packaging and shipping materials. If MamaMancini requests any repackaging of the product, other than due to defects in the original packaging, MamaMancini will reimburse the Manufacturer for any labor costs incurred in repackaging. Per the agreement, all product delivery shipping costs are the expense of the MamaMancini. MamaMancini agreed with the Manufacturer at the end of 2015 that Company would purchase a minimum of $963,000 of product each month and that any amount below that sum would be a charge of 12% of that shortfall each month. In return, the Manufacturer obligated itself to offer MamaMancini competitive prices and would not co-pack for other suppliers and would either maintain or lower its payable to MamaMancini each quarter. In addition, the Manufacturer agreed to rebate MamaMancini any overage of gross margin above 12% each month.

MamaMancini’s Holdings, Inc. accounted for 100% of the Company’s sales for the ten months ended October 31, 2017.

At October 31, 2017 the amount due to MamaMancini is $1,537,724.

Note 5 – Notes Payable

On April 29, 2015, the Company entered into a note payable with a bank for $250,000, which was used to pay down and replace the note mentioned above. The note bears interest at 3.75%, with interest being due monthly. The note is due in full on the maturity date of April 1, 2018. The note is fully guaranteed by  a principal shareholder.

Note 6 - Commitments and Contingencies

Litigations, Claims and Assessments

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm its business. The Company is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse effect on its business, financial condition or operating results.

Operating Lease

The Company has a lease for office, manufacturing, and warehouse space in East Rutherford, NJ. The lease expires on March 31, 2024, with a 5 year renewal option. Rent expense for the ten months ended October 31, 2017 was $157,798.

Total future minimum payments required under the lease as of October 31, 2017 are as follows:

Years Ending December 31,
2017 (remainder)	$31,993
2018	191,957
2019	197,807
2020	199,757
2021	208,837
Thereafter	476,693
Total	$1,307,044

Joseph Epstein Food Enterprises, Inc.

Notes to Financial Statements

Note 7 – Subsequent Events

On November 1, 2017, MamaMancini’s Holdings, Inc., a Nevada corporation (“MamaMancini’s”), Joseph Epstein Food Enterprises, Inc., a New Jersey corporation(“JEFE”), and MMMB Acquisition, Inc., a Nevada corporation and wholly owned subsidiary of MamaMancini’s (“Merger Sub”), completed the merger contemplated by the Agreement and Plan of Merger by and among MamaMancini’s, JEFE, and Merger Sub, dated as of November 1, 2017 (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, JEFE has merged with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of MamaMancini’s. It is anticipated that Merger Sub will be renamed “Joseph Epstein Food Enterprises, Inc.”

Under the terms of the Merger Agreement and in connection with the merger, the Company acquired all assets of JEFE. As a result of the transaction, (i) the Company became the sole shareholder of JEFE, which became a wholly-owned subsidiary of the Company (ii) following the Closing, JEFE’s financial statements as of the Closing will be consolidated with the Consolidated Financial Statements of the Company (collectively, the “Merger Transaction”). No cash or stock was exchanged in connection with the transaction.